UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☒                   Preliminary Proxy Statement
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☐                   Definitive Proxy Statement
☐                   Definitive Additional Materials
☐                   Soliciting Material Pursuant to §240.14a-12

ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELMINARY COPY

Orthofix International N.V.

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

Meeting Date:
April ●, 2009
at [12:00 noon] (local time)

Meeting Place:
[7 Abraham de Veerstraat]
Curaçao, Netherlands Antilles

Dear Shareholders:

A Special General Meeting of Shareholders (the “Special General Meeting”) of Orthofix International N.V., a Netherlands Antilles corporation,  (“Orthofix” or the “Company”) will be held on April •, 2009 , at [12:00 noon] (local time) at [7 Abraham de Veerstraat], Curaçao, Netherlands Antilles. The Special General Meeting is being called by resolution of the Board of Directors of Orthofix (the “Board of Directors” or the “Board”) as a result of the delivery to the Company by Ramius Value and Opportunity Master Fund Ltd. (collectively with its affiliates, “Ramius”), of written requests to call a special general meeting of shareholders of the Company.

The purpose of the Special General Meeting is to consider the proposals that are described in Ramius’ Solicitation Statement to Request a Special General Meeting of Shareholders, dated January 7, 2009 and supplemented on January 22, 2009. The proposals are more fully addressed in the Company’s notice and proxy statement accompanying this letter. We encourage you to read the Company’s materials carefully, and then vote the enclosed BLUE proxy card.

The Ramius proposals seek to, among other things, remove four members of Orthofix’s Board of Directors and replace them with four nominees of Ramius. The Board of Directors and management of Orthofix oppose each of Ramius’ proposals to be voted upon at the Special General Meeting. Approval of Ramius’ proposals would allow Ramius and its managing members, who own 5.3% of the outstanding shares of Orthofix common stock, to control nearly half of the Board of Directors by removing four of the members of the Board of Directors, each of whom was carefully vetted and selected by the Board’s Nominating and Governance Committee, and replacing them with four of Ramius’ own nominees.

The Board of Directors is deeply committed to Orthofix, its shareholders and the enhancement of shareholder value. In the Board’s opinion, Ramius’ proposals are not in the best interests of all shareholders of Orthofix. If Ramius and its managing members, who own only 5.3% of Orthofix’s shares of common stock, all of which were acquired within the past six months, were to succeed, then their nominees would control four out of the ten seats on the Board. For the reasons described in the attached proxy statement, the Board of Directors is soliciting proxies against the Ramius proposals. We urge you to join the Board of Directors in opposing the Ramius proposals.

AS MORE FULLY DESCRIBED WITHIN THE ATTACHED PROXY STATEMENT, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST REMOVAL” WITH RESPECT TO ALL ORTHOFIX DIRECTORS NAMED IN PROPOSAL 1, “AGAINST REMOVAL” ON PROPOSAL 2, AND CAST A “WITHHOLD VOTE” WITH RESPECT TO EACH OF THE RAMIUS’ NOMINEES NAMED IN PROPOSAL 3, ON THE ENCLOSED BLUE PROXY CARD TODAY.

Your vote is important regardless of the number of shares you own. The Board of Directors urges you to show your support for Orthofix by signing, dating and delivering the enclosed BLUE proxy card by mail (using the enclosed postage-paid envelope), as promptly as possible or by voting electronically or by telephone as described in the attached proxy statement. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Georgeson, Inc., toll-free at (800) 323-4133.

I can assure you that your Board of Directors and Orthofix’s management will continue to act in the best interests of ALL Orthofix shareholders. We appreciate your continued support.

Sincerely,

Alan W. Milinazzo
President and Chief Executive Officer and Director

February •, 2009

NOTICE AND PROXY STATEMENT
for Shareholders of

ORTHOFIX INTERNATIONAL N.V.
7 Abraham de Veerstraat
Curaçao, Netherlands Antilles

for

SPECIAL GENERAL MEETING OF SHAREHOLDERS

to be held on April •, 2009

This notice and the accompanying proxy statement are being furnished to the shareholders of Orthofix International N.V., a Netherlands Antilles corporation (“Orthofix” or the “Company”), in connection with the upcoming Special General Meeting of Shareholders (the “Special General Meeting”) and the related solicitation of proxies by the Board of Directors of Orthofix (the “Board of Directors” or the “Board”) from holders of outstanding shares of common stock, par value $0.10 per share, of Orthofix for use at the Special General Meeting and at any adjournment thereof.  In this notice and the accompanying proxy statement, all references to “we,” “our” and “us” refer to the Company, except as otherwise provided.

Time, Date and Place of Special General Meeting

Notice is hereby given that the Special General Meeting will be held on April •, 2009 at [12:00 noon], local time, at [7 Abraham de Veerstraat], Curaçao, Netherlands Antilles.

Purpose of the Special General Meeting

1.            Removal of Directors.  Shareholders will be asked to consider a proposal by Ramius Value and Opportunity Master Fund Ltd. (collectively with its affiliates, “Ramius”), to remove, without cause, the following four directors of the Company: James F. Gero, Peter J. Hewett, Thomas J. Kester and Walter P. von Wartburg (“Proposal 1”). The Board of Directors recommends that shareholders vote “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1.

2.            Removal of Directors Appointed by the Board of Directors.  Shareholders will be asked to consider a proposal by Ramius to remove, without cause, any director appointed by the Company’s Board of Directors without shareholder approval from December 10, 2008 through and including the date of the Special General Meeting (“Proposal 2”).  The Board of Directors recommends that shareholders vote “AGAINST REMOVAL” on Proposal 2.

3.            Election of Ramius Nominees.  Shareholders will be asked to consider, in the event that one or more incumbent directors are removed pursuant to Proposal 1, the election of the following Ramius nominees: J. Michael Egan, Peter A. Feld, Steven J. Lee and Charles T. Orsatti, (collectively, the “Ramius Nominees”) to fill the resulting vacancies on the Board of Directors (“Proposal 3”).  The Board of Directors recommends that shareholders cast a “WITHHOLD VOTE” with respect to any individual who may be nominated by Ramius pursuant to Proposal 3. Proposal 3 is conditioned on the success of Proposal 1 because if none of our existing members of the Board of Directors are removed as provided in Proposal 1, there will be no vacancies to fill, and none of the Ramius Nominees can be elected pursuant to Proposal 3.

Please read a detailed description of Proposals 1, 2 and 3 stated above beginning on page 6 of the proxy statement.

The Special General Meeting is extremely important for all Orthofix shareholders in light of the attempt by Ramius and its managing members to effect changes that would result in their control of four of the seats on the Board of Directors. Your vote is critical. Whether or not you plan to attend the Special General Meeting, and regardless of the number of shares of common stock you own, we urge you to vote “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1, “AGAINST REMOVAL” on Proposal 2, and cast a “WITHHOLD VOTE” with respect any individual who may be nominated by Ramius pursuant to Proposal 3, by signing, dating and delivering the enclosed BLUE proxy card, by mail (using the enclosed postage-paid envelope) as promptly as possible or by voting electronically or telephonically as described in the attached proxy statement.

The Board of Directors urges you not to sign or return any gold proxy card that may be sent to you by Ramius, even as a protest vote against them. If you previously voted a gold proxy card provided by Ramius, you have every legal right to change your vote. You can do so simply by using the enclosed BLUE proxy card to vote today (or by voting electronically or telephonically). Only your latest dated proxy will count.

Shareholders Entitled to Vote

All record holders of shares of Orthofix common stock at the close of business on February •, 2009 have been sent this notice and will be entitled to vote at the Special General Meeting.  Each record holder on such date is entitled to cast one vote per share of common stock.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Georgeson, Inc., toll-free at (800) 323-4133.

By Order of the Board of Directors

Raymond C. Kolls
Corporate Secretary

February •, 2009

Annexes:

Annex A     Orthofix’s Board of Directors and Certain Executive Officers

Annex B     Information Concerning Persons who are Participants in Orthofix’s Solicitation of Proxies

PRELIMINARY COPY

PROXY STATEMENT FOR THE ORTHOFIX INTERNATIONAL N.V.
SPECIAL GENERAL MEETING OF SHAREHOLDERS

ABOUT THE SPECIAL GENERAL MEETING

Date, Time and Place of the Special General Meeting

We are sending you this proxy statement as part of a solicitation of proxies by the Board of Directors of Orthofix International N.V. (“Orthofix” or the “Company”) for use at the Company’s upcoming Special General Meeting of shareholders and at any adjournment, postponement, continuation or rescheduling thereof (the “Special General Meeting”). We anticipate that this Proxy Statement and the accompanying BLUE proxy card will first be mailed to the holders of our common stock on or about February •, 2009.

The Special General Meeting of Orthofix’s shareholders will be held on April •, 2009 at [12:00 noon], local time, at [7 Abraham de Veerstraat], Curaçao, Netherlands Antilles. The Special General Meeting is being called as a result of the delivery to the Company by Ramius Value and Opportunity Master Fund Ltd. (collectively with its affiliates, “Ramius”), of written requests to call a special meeting of shareholders pursuant to the Netherlands Antilles Civil Code.

Purpose of the Special General Meeting

The purpose of the Special General Meeting is to consider the proposals that are described in Ramius’ Solicitation Statement to Request a Special General Meeting of Shareholders, dated January 7, 2009 and supplemented on January 22, 2009, and more fully discussed below.

At the Special General Meeting, shareholders will be asked to consider the following proposals:

1.           Removal of Directors.  Shareholders will be asked to consider a proposal by Ramius, to remove, without cause, the following four directors of the Company: James F. Gero, Peter J. Hewett, Thomas J. Kester and Walter P. von Wartburg (“Proposal 1”). The Board of Directors recommends that shareholders vote “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1.

2.           Removal of Directors appointed by the Board of Directors.  Shareholders will be asked to consider a proposal by Ramius to remove, without cause, any director appointed by the Company’s Board of Directors without shareholder approval from December 10, 2008 through and including the date of the Special General Meeting (“Proposal 2”).  The Board of Directors recommends that shareholders vote “AGAINST REMOVAL” on Proposal 2.

3.            Election of Ramius Nominees.  Shareholders will be asked to consider, to the extent that shareholders vote to remove one or more incumbent directors pursuant to Proposal 1 above, to elect J. Michael Egan, Peter A. Feld, Steven J. Lee and Charles T. Orsatti (collectively, the “Ramius Nominees”) to the Board; provided, however, to the extent shareholders approve the removal of some, but not all, of the incumbent directors listed in Proposal 1, the nominees shall be elected to the Board in the following order: (i) the nominee receiving the highest number of votes “FOR ELECTION” from shareholders; (ii) the nominee receiving the second highest number of votes “FOR ELECTION” from shareholders; and (iii) the nominee receiving the third highest number of votes “FOR ELECTION” from shareholders. The Board of Directors recommends that shareholders cast a “WITHHOLD VOTE” with respect to each of the Ramius Nominees named in Proposal 3. Proposal 3 is conditioned on the success of Proposal 1 because if none of our existing members of the Board of Directors are removed as provided in Proposal 1, there will be no vacancies to fill and none of the Ramius Nominees can be elected pursuant to Proposal 3.

In soliciting support from Orthofix shareholders for the Ramius Proposals, Ramius expresses concerns regarding the performance and financial stability of Orthofix, particularly in light of our 2006 acquisition of Blackstone Medical Inc. (“Blackstone”). Ramius’ arguments fail to take into account a number of actions and initiatives that the Company has already taken or publicly announced. The Board and management believe that the medium and long-term growth and profitability prospects for Orthofix lie in the execution of our current strategy, which the Board unanimously endorsed at its meeting on December 9, 2008 after being notified by Ramius of its proposed solicitation to enable Ramius to request the calling of a special meeting. In the Board of Directors’ opinion, Ramius’ proposals are not in the best interests of ALL shareholders of Orthofix.

Orthofix’s Board of Directors seeks your support at the Special General Meeting. After careful consideration, the Board of Directors unanimously recommends that you reject all of the Ramius proposals and urges you to vote “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1, “AGAINST REMOVAL” on Proposal 2, and cast a “WITHHOLD VOTE” with respect to each of the Ramius Nominees named in Proposal 3.

Please disregard any gold proxy card sent to you by Ramius. Please vote Orthofix’s BLUE proxy card TODAY by signing, dating and delivering the enclosed BLUE proxy card, by mail (using the enclosed postage-paid envelope) or by voting by telephone or through the Internet. If you have previously returned a gold proxy card provided by Ramius, you have the right to change your vote by using the enclosed BLUE proxy card (or by voting by telephone or through the Internet). Only your latest dated proxy will count.

If you have any questions about the Special General Meeting, voting or your ownership of Orthofix common stock, please contact Georgeson at (212) 440-9800 (banks and brokers) or toll free at (800) 323-4133.

ABOUT VOTING
Who can vote

All record holders of shares of Orthofix common stock at the close of business on February •, 2009 (the “Record Date”) have been sent this notice and will be entitled to vote at the Special General Meeting.  Each record holder on such date is entitled to cast one vote per share of common stock.  As of the Record Date, there were • shares of Orthofix common stock outstanding.

Quorum, vote required

The presence, in person or by proxy, of the holders of fifty percent (50%) of the shares of Orthofix common stock outstanding on the Record Date is required to constitute a quorum at the Special General Meeting.  An absolute majority of the votes cast at the Special General Meeting will be required in order to approve the proposals before the Special General Meeting, except that directors will be elected by a plurality of the votes cast. For Proposal 1, a separate vote will be taken with respect to each incumbent director proposed to be removed by Ramius. For Proposal 3, to the extent shareholders approve the removal of some, but not all, of the incumbent directors listed in Proposal 1, the nominees shall be elected to the Board in the following order: (i) the nominee receiving the highest number of votes “FOR ELECTION” from shareholders; (ii) the nominee receiving the second highest number of votes “FOR ELECTION” from shareholders; and (iii) the nominee receiving the third highest number of votes “FOR ELECTION” from shareholders.  Abstentions and “broker non-votes” are counted as shares that are present and entitled to vote on the proposals for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.  A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proxies

This proxy statement is being furnished to holders of shares of Orthofix common stock in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Special General Meeting.

A shareholder of record on the Record Date may submit their proxy:

•	By mail, by marking, signing and dating the enclosed BLUE proxy card and returning it in the postage paid envelope provided;
•	Through the Internet, by visiting the website established for that purpose and following the instructions set forth on the enclosed BLUE proxy card; or
•	By telephone, by calling the toll-free number listed on the enclosed BLUE proxy card on a touch-tone phone and following the recorded instructions.

All shares of Orthofix common stock that are represented at the Special General Meeting by properly executed BLUE proxies (and proxies received pursuant to telephonic and Internet voting) received prior to or at the Special General Meeting and which are not validly revoked, will be voted at the Special General Meeting in accordance with the instructions indicated on such proxies.  If no instructions are indicated on a properly executed BLUE proxy (and proxies received pursuant to telephonic and Internet voting), such proxy will be voted “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1, “AGAINST REMOVAL”  on Proposal 2 and cast a “WITHHOLD VOTE” with respect to each of the Ramius Nominees named in Proposal 3.  The Board of Directors does not know of any other matters that are to be presented for consideration at the Special General Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by (1) filing with Georgeson, at or before the taking of the vote at the Special General Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Georgeson before the Special General Meeting, (3) voting at a later time by telephone or through the Internet before the Special General Meeting or (4) if you are a holder of record, attending the Special General Meeting and voting in person.  Attending the Special General Meeting will not in and of itself constitute the revocation of a proxy.  Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Georgeson Inc. in the enclosed postage-paid envelope, at or before the taking of the vote at the Special General Meeting.

Voting is confidential

We maintain a policy of keeping all the proxies, ballots and voting tabulations confidential.

The costs of soliciting these proxies and who will pay them

BLUE proxy cards are being solicited by and on behalf of the Board of Directors. All expenses of the proxy solicitation, including the cost of preparing and mailing this proxy statement and BLUE proxy card and the establishment of telephone and Internet voting, will be borne by the Company.  The Company will also request those holding shares for the benefit of others to send the proxy statement and proxy card to, and to obtain BLUE proxy cards from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so.  In addition to solicitation by use of the mails, proxies may be solicited by directors, certain officers, and employees of the Company in person or by telephone, advertisement, courier service, e-mail or facsimile. The Company will also place its solicitation materials on its website at www.orthofix.com. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies. It is anticipated that Georgeson will employ approximately [•] persons to solicit the Company’s shareholders. The Company has agreed that Georgeson will be paid a fee of up to $100,000, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify Georgeson against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. The Company estimates that the total cost of the solicitation of proxies to be approximately [$ •]. The Company estimates that through the date hereof its expenses in connection with this solicitation are approximately [$ •].

The voting results

The Company has retained an independent inspector of elections in connection with Orthofix’s solicitation. Orthofix intends to notify shareholders of the results of the solicitation for the Special General Meeting by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

Q: Who is making this solicitation?

A: Your Board of Directors.

Q: What is the Company asking you to do?

A: You are being asked to send the BLUE proxy card and revoke any proxy (that is reflected on the gold proxy card) that you may have delivered in favor of the proposals by Ramius and, by doing so, preserve the composition of the current Board, which will continue to act in your best interests.

Q: If I have already delivered a proxy (that is reflected on the gold proxy card), is it too late for me to change my mind?

A: No. You may revoke your proxy at any time before it is voted at the Special General Meeting.

Q: What is the effect of delivering a BLUE proxy card after previously delivering a gold proxy card?

A: By completing the enclosed BLUE proxy card and signing, dating and mailing the card in the enclosed postage-paid envelope, you will revoke as described above any earlier dated gold proxy card that you may have delivered to Ramius.

Q: What is the Board’s position with respect to the Ramius proposals?

A: The Board has unanimously determined that Proposals 1, 2 and 3 are not in the best interests of the Company’s shareholders. The Board’s reasons and recommendations are set forth below.

Q: What does your Board of Directors recommend?

A: The Board strongly believes that the Ramius proposals are not in the best interests of the Company’s shareholders.  The Board therefore unanimously recommends that you vote “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1, “AGAINST REMOVAL” on Proposal 2 and cast a “WITHHOLD VOTE” with respect to each of the Ramius Nominees named in Proposal 3.

Q: What do I need to do now?

A: Please read and consider the information contained in this proxy statement and vote your shares in any of the ways provided in this proxy statement.

Q: What should I do with any gold proxy card I may receive from Ramius?

A: The Board of Directors recommends that you do nothing with any gold proxy card sent to you by Ramius. Instead, the Board of Directors recommends that you sign, date and deliver the enclosed BLUE proxy card, as promptly as possible, by mail (using the enclosed postage-paid envelope) or by voting by telephone or through the Internet. If you have already returned a gold proxy card to Ramius, you can revoke it by voting the enclosed BLUE proxy card or by voting by telephone or through the Internet. Only your latest dated proxy will count.

Q: How can I vote my shares?

A: If your shares are registered directly in your name with our transfer agent, you are a shareholder of record with respect to those shares, and you may vote in person at the Special General Meeting, by signing, dating and returning the BLUE proxy card in the envelope provided, through the Internet or by telephone. Whether or not you plan to attend the Special General Meeting in person, you should submit your BLUE proxy card (or vote telephonically or through the Internet) as soon as possible.

If your shares of common stock are held in “street name” through a broker, bank or other nominee, you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Special General Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. Without such specific voting instructions, the shares held by you in “street name” will not be voted with respect to any of the proposals to be considered at the Special General Meeting. We urge you to confirm in writing your instructions to the person responsible for your account, and to provide a copy of such instructions to our proxy solicitor, Georgeson, at the address indicated below so that it can attempt to ensure that your instructions are followed.

Q: Can I change my vote?

A: You may revoke a proxy at any time prior to its exercise by (1) filing with Georgeson, at or before the taking of the vote at the Special General Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a subsequent proxy relating to the same shares of Orthofix common stock and delivering it to Georgeson before the Special General Meeting, (3) voting at a later time by telephone or through the Internet or (4) if you are a holder of record, attending the Special General Meeting and voting in person. The mere presence of a shareholder at the Special General Meeting will not automatically revoke any proxy previously given by such shareholder. Written notices of revoked proxies may be delivered to Georgeson Inc. in the enclosed postage-paid envelope.

If your shares of common stock are held in “street name” through a broker, bank or other nominee, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Special General Meeting but only if you obtain a legal proxy from your record owner.

You are urged not to sign any gold proxy cards sent to you by Ramius. Even if you have previously signed a gold proxy card sent by Ramius, you can revoke it by voting in the manner described above.

Q: What should I do if I receive more than one set of voting materials?

A: If your shares of common stock are registered differently and are held in more than one account, then you will receive more than one proxy statement and BLUE proxy card. Please be sure to vote all of your accounts so that all of your shares are represented at the Special General Meeting.

Whom to call if you have any questions

If you have any questions about the Special General Meeting, voting or your ownership of Orthofix common stock, please contact Georgeson at (212) 440-9800 (banks and brokers) or toll free at (800) 323-4133.  For directions to the meeting please consult the Company’s website at [www.orthofix.com/investors/annuals.asp].

PARTICIPANTS IN THE PROXY SOLICITATION

Under applicable regulations of the Securities and Exchange Commission, each person who is a member of the Board and each person who is an executive officer of the Company listed below under “Orthofix’s Board of Directors and Certain Executive Officers” in Annex A is a “participant” in the proxy solicitation.  Information relating to the participants in our solicitation is contained in Annex A and Annex B attached hereto.  In addition, please refer to the section entitled “Security Ownership of Management and Principal Shareholders” for more information about the participants in the proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April •, 2009.

•	The Proxy Statement is available at [http://www.orthofix.com/investors/default.asp].

PROPOSAL NO. 1 — REMOVAL OF FOUR MEMBERS OF THE BOARD OF DIRECTORS

Ramius has made the following proposal to be voted upon at the Special General Meeting:

To remove, without cause, four directors of the current Board of Directors of Orthofix, James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. von Wartburg.

Statement of Orthofix’s Board of Directors Opposing Proposal No. 1

The Board of Directors unanimously recommends that you vote “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1. The Board of Directors does not believe Proposal 1 will promote the best interests of the Company or its shareholders.

We believe that Ramius makes several flawed and ill-informed arguments in its proxy statement as to why it wants you to remove, without cause, four qualified members of your Board of Directors. Before you vote, you should be aware of the following:

We believe that Ramius’ analysis of Blackstone is misguided and ill-informed.

Ramius focuses much of its argument on Orthofix’s Blackstone Medical subsidiary (Blackstone), stating that the Board did not do appropriate diligence prior to Orthofix’s acquisition of Blackstone, and that the Company has mismanaged Blackstone. Ramius further proposes that Orthofix immediately engage a strategic advisor to explore a possible sale of Blackstone. We believe that Ramius’ arguments are based on a short-sighted strategy that, if implemented, would damage the long-term strategy that the Company is currently implementing.

In its arguments, Ramius includes information that we believe distorts the current situation at Blackstone. Ramius’ criticisms of the Blackstone business focus largely on Blackstone’s 2008 third quarter performance, even though the Company was engaged in a restructuring effort at Blackstone during this period, that we believe makes these results an anomaly. For example, the Company expects the size of the 2008 operating loss and negative operating cash flow to decrease substantially in 2009. In addition, the Company made substantial cash investments in 2008 related to the purchase of Trinity® and the Musculoskeletal Transplant Foundation and Intelligent Implant Systems strategic product acquisitions that the Company does not expect to recur in 2009. Finally, as previously disclosed, the Company has multiple initiatives planned or in progress that we believe are reducing operating loss and negative cash flow at Blackstone. These initiatives include:

•	our previously-announced spine reorganization and consolidation plan; and
•	the introduction of new products including our new Firebird Pedicle Screw System and our Trinity® Evolution™ stem-cell based allograft matrix.

Based upon our earnings guidance provided on February 12, 2009, we expect Blackstone will generate a quarterly operating profit by the fourth quarter of 2009.

Ramius also criticizes the Company’s management and Board of Directors for allegedly failing to address critical risk factors during its diligence investigation of Blackstone when it was acquired. Once again, we believe these statements are baseless. In addition to internal diligence efforts undertaken as part of the Blackstone acquisition process, we supplemented our internal team with input from Ernst & Young, Hogan & Hartson LLP (our outside legal counsel) and Cowen & Co (our financial advisor). Ramius also points to the departure of the Lyons brothers and other members of Blackstone’s senior management, and the termination of several distributors, at Blackstone as indications that the Company is mismanaging the subsidiary. Again, Ramius does not tell the full story. The Company initiated much of the executive turnover at Blackstone in order to strengthen Blackstone’s operations and performance and improve the compliance program which has prepared Blackstone for long-term growth. Additionally, much of the distributor turnover was the result of Orthofix initiatives designed to upgrade the distribution network.

You should also be aware that to assist Ramius in understanding our business and our strategic initiatives at Blackstone, we offered to share with Ramius some material nonpublic information about Blackstone. In order to satisfy our obligations under the federal securities laws, we required that Ramius sign a confidentiality agreement before we could share such nonpublic material information. Ramius declined our invitation. The Board does not know whether disclosure of this information would have resolved the concerns that Ramius has expressed.

The Company remains, and expects to continue to remain, in compliance with its debt covenants.

Ramius also alleges that the Company is in a precarious position with respect to the term loan debt under its credit agreement, and that the Company is in danger of non-compliance with the covenants under such agreement, especially when the permitted maximum leverage ratio adjusts from 4.0 to 3.5 in the third quarter of 2009.

Once again, we believe these allegations are baseless and ignore the reality of the Company’s fiscal position. Since entering into the credit agreement in September 2006 at the time of the Blackstone acquisition, the Company has remained in compliance with the leverage ratio and other covenants under such agreement. For example, on December 31, 2008, the Company’s leverage ratio was 3.4, well-below the current maximum leverage ratio required by the agreement and even below the maximum leverage ratio that will be allowed at the time of the step-down in September 2009. The Company has no reason to believe that it will not remain in compliance with the debt covenants in the future, including after the lower maximum leverage ratio requirements that take effect in the third quarter of 2009.

In fact, since the loan facility was established in September 2006, the Company has repaid approximately $56 million of the term loan’s outstanding principal. Moreover, the Company had enough excess cash flow to make $48.8 million of principal payments ahead of scheduled maturities. Finally, shareholders should be aware that no significant principal payments are required until December 2012, demonstrating that Ramius’ implication that the Company cannot repay the loan on time is without factual support. Contrary to Ramius’ suggestions, the Company is not in a precarious situation with respect to this facility, which makes taking a disruptive corporate action, such as selling Blackstone, unnecessary and an imprudent decision at this time.

We believe that a sale of Blackstone would not produce long-term value for Orthofix’s shareholders.

Ramius states that if the Ramius Nominees were elected to the Board, they would immediately engage a strategic advisor to explore and execute a sale or disposition of Blackstone. Ramius ignores the fact that the Board has been working with Morgan Stanley since June 2008, well before Ramius’ initial letter to our shareholders. After discussion with Morgan Stanley, the Board believes that the current market makes this a particularly poor time to attempt to sell an asset of this type. As a result, the Board believes that executing a sale of Blackstone at this time would be an ill-timed blunder as it is not likely that, during the current global financial crisis, the Company would receive a bid that would reflect the intrinsic value of Blackstone to the Company.

We believe that Ramius’ proposal to attempt to sell Blackstone would not only be a distraction to management, but would potentially destroy shareholder value at precisely the time that Blackstone is prepared to launch a key stem cell based allograft product, a new pedicle screw product and benefit from the recently initiated consolidation and restructuring plan. The spine markets that Blackstone currently serves are large and growing. According to Millennium Research Group, Inc., the total U.S. market for spine fusion technologies expects to grow from approximately $3.6 billion in 2007 to approximately $4.3 billion in 2012 and the total U.S. market for orthopedic biomaterials expects to grow from approximately $1.1 billion in 2007 to approximately $1.8 billion in 2012.  In addition, Blackstone is currently developing “non-fusion” technologies to allow it to enter the “non-fusion” technologies market.  According to Millennium Research Group, Inc., the global spine market for “non-fusion” technologies expects to grow from approximately $295 million in 2007 to $2.4 billion in 2012. In addition, we believe that the increased access to advanced healthcare in developing countries should result in increased market opportunities for Blackstone. For these reasons, we believe success in this market will bring greater value to shareholders than Orthofix could provide without Blackstone.

Contrary to Ramius’ suggestions, the Blackstone acquisition has not created a bloated overhead structure.

In its argument, Ramius states the Company’s corporate overhead has ballooned since the Blackstone acquisition. Ramius specifically alleges that overhead has doubled from $10.2 million for the twelve-month period preceding the Blackstone acquisition to over $20 million. Ramius’ arguments are flawed and ill-informed.

During the periods prior to the Blackstone acquisition, the Company accounted for certain expenses at the subsidiary level, rather than as corporate overhead in the Company’s financial statements. For reasons unrelated to the Blackstone acquisition, the Company now uses a different internal cost allocation structure resulting in certain costs that were previously accounted for at the subsidiary level now being identified as corporate overhead in its financial statements. These expenses include, among other things, costs for some or all of the salaries and benefits for certain personnel in the general management, legal and financial areas. If we had accounted for these overhead expenses at the corporate level in 2006 in the same way that we do today, the overhead expenses for the twelve months prior to the Blackstone acquisition would have been approximately $12.6 million, instead of the $10.2 million that Ramius references. Moreover, the Company's parent-level corporate overhead expenses for the last twelve months include approximately $4 million for non-recurring items such as strategic initiatives. If these non-recurring items are excluded from Ramius’ $20 million overhead estimate for the last twelve months, the increase in parent-level corporate overhead is only approximately $3.4 million, or 27% of $12.6 million. We also note that the Company had revenue of $365 million in 2006 and revenue of $520 million in 2008, an increase of over 40%.

As a result, contrary to Ramius' assertion, a more informed analysis of the Company's corporate overhead clearly shows that when the increase in parent-level corporate overhead is compared to the increase in the Company's revenues over the same period of time, parent-level corporate overhead is far from "bloated" as Ramius claims. Once again, Ramius’ cursory analysis does not withstand close scrutiny and evidences, in our opinion, only a rudimentary understanding of the Company's business and financial statements.

Your Board, which includes a majority of independent directors, will continue to focus on your long-term interests as an Orthofix shareholder.

Orthofix’s management and Board of Directors are united in their belief that the Company is making progress in fulfilling its long-term business strategy. Further, we believe that we have the right Board composition in place, with the right mix of experience, industry expertise, and dedication to Orthofix’s shareholders. For example, the Board currently consists of 10 members, 6 of whom are independent under the rules of the Nasdaq Global Select Market. Each of our members is elected annually, and no defensive measures exist that entrench the Board. For several years, ALL of our Board members have attended at least 75% of our meetings. The Company has a fully independent Audit Committee, Compensation Committee and Nominating and Governance Committee. The independent directors also meet regularly outside the presence of management or non-independent directors.

We believe that replacing four of our ten directors, including two of our independent directors, only to replace them with employees or hand-picked nominees of Ramius, is not in the best interests of shareholders. Each of the current members of the Board of Directors was nominated after the unanimous recommendation of the members of the Nominating and Governance Committee, a committee comprised exclusively of independent directors. We believe that each director brings valuable experience to Orthofix and is personally committed to the Company’s long-term success.

THE BOARD OF DIRECTORS BELIEVES THAT REMOVING THE INCUMBENT DIRECTORS IDENTIFIED BY RAMIUS WOULD BE DISRUPTIVE TO THE CURRENT SUCCESS OF ORTHOFIX’S LONG-TERM STRATEGIC PLAN AND IS NOT IN THE SHAREHOLDERS’ BEST INTERESTS. FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST REMOVAL” WITH RESPECT TO ALL ORTHOFIX DIRECTORS NAMED ON RAMIUS’ PROPOSAL NO. 1.

PROPOSAL NO. 2 — REMOVAL OF DIRECTORS APPOINTED BY THE BOARD

Ramius has made the following proposal to be voted upon at the Special General Meeting:

To remove, without cause, any directors appointed by the Board without shareholder approval between December 10, 2008 through and including the date of the Special General Meeting.

Statement of Orthofix’s Board of Directors Opposing Proposal No. 2

The Company has no current plans to appoint any additional directors prior to the Special General Meeting.  In the event that a vacancy occurs, however, and that vacancy is filled prior to the Special General Meeting, the Board believes it is not in the best interests of shareholders to remove such director for the same reasons described under Proposal 1.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST REMOVAL” ON RAMIUS’ PROPOSAL NO. 2.

PROPOSAL NO. 3 — ELECTION OF DIRECTORS

Ramius has made the following proposal to be voted upon at the Special General Meeting:

To elect, to the extent that shareholders vote to remove one or more incumbent directors pursuant to Proposal 1 above, J. Michael Egan, Peter A. Feld, Steven J. Lee and Charles T. Orsatti to the board; provided, however, to the extent shareholders approve the removal of some, but not all, of the incumbent directors listed in Proposal 1, the nominees listed above shall be elected to the Board in the following order: (i) the nominee receiving the highest number of votes “FOR ELECTION” from shareholders; (ii) the nominee receiving the second highest number of votes “FOR ELECTION” from shareholders; and (iii) the nominee receiving the third highest number of votes “FOR ELECTION” from shareholders.

Statement of Orthofix’s Board of Directors Opposing Proposal No. 3

A vote will be taken on this proposal only to the extent that one or more incumbent Orthofix directors are removed pursuant to Proposal 1. If no incumbent Orthofix directors are removed pursuant to Proposal 1, no vote will be taken on this proposal. If shareholders approve the removal of some, but not all of the incumbent directors listed in Proposal 1, the nominees shall be elected to the Board in the following order: (i) the nominee receiving the highest number of votes “FOR ELECTION” from shareholders; (ii) the nominee receiving the second highest number of votes “FOR ELECTION” from shareholders; and (iii) the nominee receiving the third highest number of votes “FOR ELECTION” from shareholders.

The Board of Directors unanimously recommends that you cast a “WITHHOLD VOTE” with respect to each of the Ramius Nominees named in Proposal 3. The Board of Directors does not believe that this proposal will promote the best interests of Orthofix or its shareholders.

THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF RAMIUS’ DIRECTOR NOMINEES WOULD NOT BE IN THE BEST INTEREST OF ALL ORTHOFIX SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS YOU TO CAST A “WITHHOLD VOTE” WITH RESPECT TO EACH OF THE RAMIUS NOMINEES NAMED IN RAMIUS’ PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDERS

           The following table identifies and sets forth certain information concerning the beneficial ownership of common stock, including stock options currently exercisable and exercisable within 60 days, as of the Record Date by: (1) each current director of the Company; (2) each of the Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (3) each other “participant” in this proxy solicitation and (4) all current directors and executive officers of the Company as a group.  The percent of class figure is based on • shares of our common stock outstanding as of the Record Date. All directors and executive officers as a group beneficially owned • shares of Common Stock as of such date.  Unless otherwise indicated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class

Bradley R. Mason	280,587	(1)	•%

James F. Gero	171,371	(2)	•%

Alan W. Milinazzo	177,692	(3)	•%

Thomas M. Hein	160,500	(4)	*

Robert S. Vaters	9,100	(5)	*

Jerry C. Benjamin	100,282	(6)	*

Peter J. Hewett	60,800	(7)	*

Dr. Walter P. von Wartburg	31,000	(8)	*

Thomas J. Kester	29,000	(9)	*

Kenneth R. Weisshaar	25,500	(10)	*

Dr. Guy J. Jordan	25,000	(11)	*

Michael M. Finegan	40,768	(12)	*

Charles W. Federico	6,225	(13)	*

Maria Sainz	–		*

Raymond C. Kolls J.D.	58,914	(14)	*

Michael Simpson	39,268	(15)	*

All directors and executive officers as a group [(17 persons)]	[1,253,518	]	•%
*        Represents less than one percent.

(1)
Reflects 2,506 shares owned directly, 88,080 shares owned indirectly and 190,001 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(2)	Reflects 122,504 shares owned directly and 48,867 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(3)	Reflects 26,025 shares owned indirectly and 151,667 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(4)	Reflects 3,900 shares owned directly and 156,600 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of December 31, 2008.

(5)	Reflects 9,100 shares owned directly.

(6)	Reflects 69,282 shares owned directly and 31,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(7)	Reflects 59,800 shares owned directly and 1,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(8)	Reflects 31,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(9)	Reflects 4,000 shares owned directly and 25,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(10)	Reflects 500 shares owned directly and 25,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(11)	Reflects 25,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(12)	Reflects 40,768 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(13)	Reflects 4,325 shares owned directly, 900 shares owned indirectly and 1,000 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(14)	Reflects 3,180 shares owned directly, 55,734 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

(15)	Reflects 39,268 shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of the Record Date.

As of the Record Date, no person was known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FMR LLC 82 Devonshire Street Boston, MA 02109	1,630,747 (1)	•%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,385,075 (2)	•%
Snyder Capital Management, L.P. One Market Plaza Steuart Tower, Suit 1200 San Francisco, CA 94105	1,083,320 (3)	•%
Ramius LLC and Associates 599 Lexington Avenue, 20th Floor New York, NY 10022	933,480 (4)	•%
Robert Gaines Cooper c/o Venner Capital SA Osprey House P.O. Box 862 Old Street St Helier Jersey JE4 2ZZ UK	905,773 (5)	•%

(1)
Information obtained from Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) on February 17, 2009. The Schedule 13G/A discloses that, of these shares, FMR has sole power to vote or direct the vote of 438,600 shares and sole power to dispose or to direct the disposition of 1,630,747 shares.

(2)
Information obtained from Schedule 13G filed with the SEC by Wellington Management Company, LLP (“Wellington Management”) on February 17, 2009. The Schedule 13G discloses that, of these shares, Wellington Management has shared power to vote or direct the vote of 1,047,162 shares and shared power to dispose or to direct the disposition of 1,367,372 shares.

(3)
Information obtained from Schedule 13G filed with the SEC by Snyder Capital Management, L.P. and Snyder Capital Management Inc. (collectively “Snyder Capital”) on February 13, 2009. The Schedule 13G discloses that, of these shares, Snyder Capital has shared power to vote or direct the vote of 963,720 shares and shared power to dispose or to direct the disposition of 1,083,320 shares.

(4)
Information obtained from Schedule 14A filed with the SEC by Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius LLC”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), J. Michael Egan (“Mr. Egan”), Peter A. Feld (“Mr. Feld”), Steven J. Lee (“Mr. Lee”) and Charles T. Orsatti (“Mr. Orsatti”) on February 12, 2009. The Schedule 14A discloses that Value and Opportunity Master Fund beneficially owns 808,095 shares of common stock and Enterprise Master Fund beneficially owns 125,385 shares.  The Schedule 14A also discloses that RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund) is deemed to be the beneficial owner of the 808,095 shares owned by Value and Opportunity Master Fund and that Ramius Advisors (as the investment advisor of Enterprise Master Fund) is deemed to be the beneficial owner of the 125,385 shares owned by Enterprise Master Fund.  The Schedule 14A discloses that Ramius LLC (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius LLC) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the 808,095 shares owned by Value and Opportunity Master Fund and the 125,385 shares owned by Enterprise Master Fund.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the Shares owned by Value and Opportunity Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of common stock.

(5)
Information obtained from Schedule 13G filed with the SEC by Robert Gaines Cooper on May 2, 2008.  The Schedule 13G discloses that Robert Gaines Cooper has shared power to vote or direct the vote of, and shared power to dispose or to direct the disposition of, all of these shares.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent thereto. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Georgeson, at 199 Water Street, 26 Floor, New York, NY 10038. Shareholders who received multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS AND NOMINATIONS

If you wish to submit a proposal to be included in the Company’s 2009 Annual General Meeting proxy statement pursuant to Rule 14a-8 under the Exchange Act, the Company must have received your written proposal on or before December 30, 2008.  Proposals and requests for information should be addressed to:  Raymond C. Kolls, Senior Vice President, General Counsel and Corporate Secretary, Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, Netherlands Antilles.

Pursuant to Rule 14a-4(c)(1) under the Exchange Act, our proxy holders may use discretionary authority to vote with respect to shareholder proposals presented in person at the 2009 Annual General Meeting of Shareholders if the shareholder making the proposal has not notified Orthofix by March 23, 2009 of its intent to present a proposal at the 2009 Annual General Meeting of Shareholders.

OTHER BUSINESS

The Board of Directors is not aware of any other matter that may be presented at the Special General Meeting other than the matters state in the notice of the Special General Meeting. If any other matter properly comes before the Special General Meeting, the proxies named on the BLUE proxy card will vote on such matters in accordance with their best judgments.

WHERE YOU CAN FIND MORE INFORMATION

The Company is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors—Investors Home—SEC Filings” section of our website at http://www.orthofix.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The Board urges you to show your support for the Company by signing, dating and delivering the enclosed BLUE proxy card, as promptly as possible, by mail (using the enclosed postage-paid envelope) to Georgeson. If you have any questions or need any assistance in revoking a gold proxy card you may have given to Ramius, please contact:

Georgeson
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 323-4133

ANNEX A

Orthofix’s Board of Directors and Certain Executive Officers

Certain information about the persons who currently serve as the Company’s directors and those executive officers who are participants in this proxy solicitation is set forth below.  All directors will hold office until the 2009 Annual General Meeting of shareholders and/or until their successors have been elected. Except as noted below, the business address for each participant is The Prudential Tower, 39th Flr., 800 Boylston Street, Boston, MA 02199.

James F. Gero	Chairman of the Board of Directors

Mr. Gero, 63, became Chairman of Orthofix International N.V. on December 2, 2004 and has been a Director of Orthofix International N.V. since 1998. Mr. Gero became a Director of AME Inc. in 1990.  He is a Director of Intrusion, Inc., and Drew Industries, Inc. and is a private investor.

Peter J. Hewett	Deputy Chairman

Mr. Hewett, 72, was appointed Deputy Chairman of the Board of Directors in 2005 and has been a non-executive Director of Orthofix International N.V. since March 1992.  He was the Deputy Group Chairman of Orthofix International N.V. between March 1998 and December 2000.  Previously, Mr. Hewett served as the Managing Director of Caradon Plc, Chairman of the Engineering Division, Chairman and President of Caradon Inc., Caradon Plc’s U.S. subsidiary and a member of the Board of Directors of Caradon Plc of England.  In addition, he was responsible for Caradon Plc’s worldwide human resources function, and the development of its acquisition opportunities.

Jerry C. Benjamin	Director

Mr. Benjamin, 67, became a non-executive Director of Orthofix International N.V. in March 1992.  He has been a General Partner of Advent Venture Partners, a venture capital management firm in London, since 1985.  Mr. Benjamin is a director of Micromet, Inc., IVAX Diagnostics, Inc. and a number of private health care companies. Mr. Benjamin’s business address is Egginton House, 25 Buckingham Gate, London, SW1E 6LD, UK.

Charles W. Federico	Director

Mr. Federico, 59, has been a Director of Orthofix International N.V. from October 1996, President and Chief Executive Officer of Orthofix International N.V. from January 1, 2001 until April 1, 2006 and President of Orthofix Inc. from October 1996 to January 1, 2001.  From 1985 to 1996 Mr. Federico was the President of Smith & Nephew Endoscopy (formerly Dyonics, Inc.).  From 1981 to 1985, Mr. Federico served as Vice President of Dyonics, initially as Director of Marketing and subsequently as General Manager.  Previously, he held management and marketing positions with General Foods Corporation, Puritan Bennett Corporation and LSE Corporation.  Mr. Federico is a director of SRI/Surgical Express, Inc., BioMimetic Therapeutics, Inc., MAKO Surgical Corp and Power Medical Interventions, Inc.

Dr. Guy J. Jordan, Ph.D.	Director

Dr. Jordan, 59, became a non-executive Director of Orthofix International N.V. in December 2004.  Most recently, from 1996 to 2002, Dr. Jordan served as a Group President at CR Bard, Inc., a medical device company, where he had strategic and operating responsibilities for Bard’s global oncology business and functional responsibility for all of Bard’s research and development.  Dr. Jordan earned a Ph.D. in organic chemistry from Georgetown University as well as an MBA from Fairleigh Dickinson University.  He also currently serves on the boards of Specialized Health Products International, Inc. and EndoGastric Solutions, Inc.

Thomas J. Kester, CPA	Director

Mr. Kester, 61, became a non-executive Director of Orthofix International N.V. in August 2004.  Mr. Kester retired after 28 years, 18 as an audit partner, from KPMG LLP in 2002.  While at KPMG, he served as the lead audit engagement partner for both public and private companies and also served four years on KPMG’s National Continuous Improvement Committee.  Mr. Kester earned a Bachelor of Science degree in mechanical engineering from Cornell University and an MBA degree from Harvard University.

Alan W. Milinazzo	Director, President and Chief Executive Officer

Mr. Milinazzo, 48, joined Orthofix International N.V. in 2005 as Chief Operating Officer and succeeded to the position of Chief Executive Officer effective as of April 1, 2006.  From 2002 to 2005, Mr. Milinazzo was Vice President of Medtronic, Inc.’s Vascular business as well as Vice President and General Manager of Medtronic’s Coronary and Peripheral businesses.  Prior to his time with Medtronic, Mr. Milinazzo spent 12 years as an executive with Boston Scientific Corporation in numerous roles, including Vice President of Marketing for SCIMED Europe.  Mr. Milinazzo brings more than two and a half decades of experience in the management and marketing of medical device businesses, including positions with Aspect Medical Systems and American Hospital Supply.  He earned a bachelor’s degree, cum laude, at Boston College in 1981.

Maria Sainz	Director

Ms. Sainz, 42, is being nominated for Director of Orthofix International N.V. for the first time this year.  In April 2008, she became President and Chief Executive Officer of Concentric Medical, Inc., a company developing and commercializing devices to perform mechanical clot removal post-stroke. From 2003 to 2006, she was the President of the Cardiac Surgery division of Guidant Corporation.  After Boston Scientific acquired Guidant, Ms. Sainz led the integration process for both the Cardiac Surgery and European Cardiac Rhythm Management business of Guidant into Boston Scientific.  Between 2001 and 2003, Ms. Sainz was the Vice President of Global Marketing - Vascular Intervention of Guidant.  Ms. Sainz earned a Bachelor and Masters of Arts from the Universidad Complutense de Madrid and a Masters Degree in International Management from American Graduate School of International Management. Ms. Sainz’s business address is 301 East Evelyn Avenue, Mountain View, CA 94041.

Dr. Walter P. von Wartburg	Director

Dr. von Wartburg, 68, became a non-executive Director of Orthofix International N.V. in June 2004.  He is an attorney and has practiced privately in his own law firm in Basel, Switzerland since 1999, specializing in life sciences law.  He has also been a Professor of administrative law and public health policy at the Saint Gall Graduate School of Economics in Switzerland for 25 years.  Previously, he held top management positions with Ciba Pharmaceuticals and Novartis at their headquarters in Basel, Switzerland. Dr. von Wartburg’s business address is Gellertstrasse 19, 4020 – Basel, Switzerland.

Kenneth R. Weisshaar	Director

Mr. Weisshaar, 57, became a non-executive Director of Orthofix International N.V. in December 2004.  From 2000 to 2002, Mr. Weisshaar served as Chief Operating Officer and strategy advisor for Sensatex, Inc.  Prior to that, Mr. Weisshaar spent 12 years as a corporate officer at Becton Dickson, a medical device company, where at different times he was responsible for global businesses in medical devices and diagnostic products and served as Chief Financial Officer and Vice President, Strategic Planning.  Mr. Weisshaar earned a Bachelor of Science degree from Massachusetts Institute of Technology and an MBA from Harvard University.

Robert S. Vaters	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Mr. Vaters was appointed Executive Vice President and Chief Financial Officer of the Company effective as of September 7, 2008.  Mr. Vaters has also served as Treasurer and Assistant Secretary of the Company since that date.  Since March 2006, Mr. Vaters has served as a general partner in Med Opportunity Partners, a Connecticut based private equity firm until September 2008 and continues to serve as a consulting partner. Mr. Vaters serves on the Board of Directors of Reliable Biopharmaceutical Holdings and Reliable Biopharmaceutical Corporation.  Previously, Mr. Vaters was employed as Executive Vice President of Inamed Corporation from August 2002 to March 2006, initially as Chief Financial Officer, then as head of Strategy and Corporate Development.

Michael Simpson	President of Orthofix Inc.

Mr. Simpson became President of Orthofix Inc. in 2007. From 2002 to 2006, Mr. Simpson was Vice President of Operations for Orthofix Inc. In 2006, Mr. Simpson was promoted to Senior Vice President of Global Operations and General Manager of Orthofix Inc. responsible for worldwide manufacturing and distribution. With more than 20 years of experience in a broad spectrum of industries he has held the following positions: Chief Operating Officer, Business Unit Vice President, Vice President of Operations, Vice President of Sales, Plant Manager, Director of Finance and Director of Operations. His employment history includes the following companies: Texas Instruments, Boeing, McGaw/IVAX, Mark IV Industries, Intermec and Unilever.

Bradley R. Mason	Group President, North America and President, Blackstone Medical, Inc.

Mr. Mason was named Group President, North America in July 2008 and President of Blackstone in August 2008.  Mr. Mason had become a Vice President of the Company in December 2003 upon the acquisition of Breg, Inc., which he founded in 1989 with five other principal shareholders.  Mr. Mason has over 25 years of experience in the medical device industry, some of which were spent with dj Orthopedics (formally DonJoy) where he was a founder and held the position of Executive Vice President.  Mr. Mason is the named inventor on 35 issued patents in the orthopedic product arena with several other patents pending.

Raymond C. Kolls, J.D.	Senior Vice President, General Counsel and Corporate Secretary

Mr. Kolls was named Senior Vice President, General Counsel and Corporate Secretary effective October 1, 2006.  He joined Orthofix in 2004 as Vice President and General Counsel.  From 2001 to 2004, Mr. Kolls was Associate General Counsel for CSX Corporation.  Mr. Kolls began his legal career as an attorney in private practice with the law firm of Morgan, Lewis & Bockius.

Michael M. Finegan	Vice President of Business Development

Mr. Finegan joined Orthofix International N.V. in June 2006 as Vice President of Business Development.  Prior to joining Orthofix, Mr. Finegan spent sixteen years as an executive with Boston Scientific in a number of different operating and strategic roles, most recently as Vice President of Corporate Sales.  Earlier in his career, Mr. Finegan held sales and marketing roles with Marion Laboratories and spent three years in banking with First Union Corporation (Wachovia).  Mr. Finegan earned a BA in Economics from Wake Forest University.

ANNEX B

Information Concerning Persons who are Participants in Orthofix’s
Solicitation of Proxies

The following tables set forth information concerning persons who, under SEC rules, are “participants” in the solicitation of proxies by Orthofix in connection with the Special General Meeting.

Information Regarding Transactions in the Orthofix’s Securities by Orthofix Participants During the Past Two Years.

Except as set forth in the table below, no Orthofix participant has made any purchases or sales of Orthofix’s common stock since February • , 2007. Unless otherwise indicated, all transactions were in the open market and neither the purchase price nor the market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares of Common Stock Acquired (Disposed of)
James Gero	May 11, 2007	10,000
	May 6, 2008	7,500	(1)
	May 7, 2008	3,000
	May 8, 2008	4,500
	November 11, 2008	20,000

Peter J. Hewett	September 17, 2007	5,275	(2)(3)
	September 17, 2007	(2,875)	(2)
	September 24, 2007	5,275	(2)(3)
	September 24, 2007	(2,875)	(2)
	October 1, 2007	5,275	(2)(3)
	October 1, 2007	(2,875)	(2)
	October 8, 2007	10,550	(2)(3)
	October 8, 2007	(5,750)	(2)
	October 15, 2007	10,550	(2)(3)
	October 15, 2007	(5,750)	(2)
	October 22, 2007	10,550	(2)(3)
	October 22, 2007	(5,750)	(2)
	October 29, 2007	10,550	(2)(3)
	October 29, 2007	(5,750)	(2)
	November 5, 2007	5,275	(2)(3)
	November 5, 2007	(2,875)	(2)

Thomas J. Kester	May 14, 2007	1,000
	May 9, 2008	2,000

Raymond C. Kolls	March 9,2007	500
	May 6, 2008	300
	May 7, 2008	1,680

Bradley R. Mason	March 12, 2007	(10,000)
	May 14, 2007	(5,000)
	May 17, 2007	(10,000)
	May 22, 2007	(20,000)
	May 29, 2007	(10,000)
	May 31, 2007	(12,674)
	November 9, 2007	(25,000)
	August 18, 2008	10,000

Alan Milinazzo	May 6, 2008	600
	May 9, 2008	4,600
	August 15, 2008	7,625

Robert S. Vaters	December 1, 2008	9,100
_________
(1) Includes 1,932 shares acquired under the Company’s employee stock plan.
(2) Transaction was effected pursuant to a Rule 10b5–1 trading plan.
(3) Exercise of Company stock options.

Information Regarding Any Contracts, Arrangement or Understandings Involving Orthofix Common Stock and the Orthofix Participants

Except as set forth in the table below, no Orthofix participant, within the past year, has been a party to any contract, arrangements or understandings with any person with respect to any securities of the registrant, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Name	Grant Date	Number of Shares Underling Options	Exercise Price Per Share
Jerry Benjamin	June 19, 2008	5,000	$31.40	(1)
Charles Federico	June 19, 2008	5,000	$31.40	(1)
Michael Finegan	June 30, 2008	20,000	$28.95	(1)
Michael Finegan	August 19, 2008	10,000	$23.49	(1)
Michael Finegan	December 10, 2008	15,000	$15.15	(1)
James Gero	June 30, 2008	5,000	$28.95	(1)
Peter Hewett	June 19, 2008	5,000	$31.40	(1)
Guy Jordan	June 19, 2008	5,000	$31.40	(1)
Thomas Kester	June 19, 2008	5,000	$31.40	(1)
Raymond Kolls	June 30, 2008	25,000	$28.95	(1)
Bradley Mason	June 30, 2008	35,000	$28.95	(1)
Bradley Mason	July 1, 2008	15,000	$29.17	(1)
Bradley Mason	October 11, 2008	75,000	$11.51	(1)
Alan Milinazzo	June 30, 2008	65,000	$28.95	(1)
Maria Sainz	June 19, 2008	30,000	$31.40	(2)
Michael Simpson	June 30, 2008	35,000	$28.95	(1)
Robert Vaters	September 7, 2008	150,000	$25.05	(1)
Walter von Wartburg	June 19, 2008	5,000	$31.40	(1)
Kenneth Weisshaar	June 19, 2008	5,000	$31.40	(1)
_________
(1) The options vest in one-third increments on each of the first, second and third anniversaries of the grant date.
(2) The options vest in one-fifth increments on each of the first, second, third, fourth and fifth anniversaries of the grant date.

Information Regarding any Transactions with Participants

The Company’s policies and procedures for the review, approval or ratification of related-party transactions are set forth in our Code of Conduct and Ethics.  Our policy is that the Audit Committee of the Board of Directors will review and approve all related party transactions that meet the minimum threshold for disclosure under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Transactions involving Charles W. Federico

Gregory Federico, son of Mr. Federico, a director and former Orthofix Group President and Chief Executive Officer, is the owner of OrthoPro, Inc. (“OrthoPro”), which acts as an independent third-party distributor for Breg.  In 2008, Breg paid commissions to OrthoPro of approximately $1,326,000.  The OrthoPro distributor relationship with Breg predates Orthofix’s acquisition of Breg in December of 2003 and commissions paid to OrthoPro are at a rate that the Company considers to be generally accepted in the industry.

Matthew Federico, son of Mr. Federico, is employed by Breg was paid approximately $116,000 by Breg during 2008.

Transactions involving Peter J. Hewett

Pursuant to written agreement, Mr. Hewett receives fees for consulting and advisory services provided by him at such times and on such special projects as requested by the Board from time to time.  He receives a fee of $1,500 per day for each day of requested services and reports directly to the Board.  The Company pays such fees and reimburses his travel and related expenses in connection with such services.  In 2008, these consulting and advisory fees totaled $150,000.

PRELIMINARY COPY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your BLUE proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada.  On a touch-tone telephone, call TOLL FREE 1-___-___-____ , 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. New York City Time on • , 2009.

Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. New York City Time on • , 2009.
Simply sign and date your BLUE proxy card and return it in the postage-paid envelope to Georgeson Inc. If you are voting by telephone or the Internet, please do not mail your BLUE proxy card.

ORTHOFIX INTERNATIONAL N.V.

Proxy Card for Special General Meeting of Shareholders of Orthofix International N.V. Scheduled for April •, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints • , • and • , and each of them, with the power of substitution attorneys, proxies of the undersigned to vote the number of Orthofix shares the undersigned would be entitled to vote if personally present at the annual general meeting of shareholders of Orthofix International N.V. scheduled for April • , 2009 at [12:00 noon], local time, at [7 Abraham de Veerstraat], Curaçao, Netherlands Antilles, and at any adjournments or postponements of the meeting. This proxy will be voted in accordance with your instructions specified on the reverse side. If you do not give any specific instructions, this proxy will be voted AGAINST REMOVAL with respect to all Orthofix directors named in Proposal 1, AGAINST REMOVAL on Proposal 2 and WITHHOLD VOTE with respect to each of the Ramius Nominees named in Proposal 3. In addition, the proxies are authorized to vote in their discretion on any other matters that may properly come before the Special General Meeting. This proxy revokes all proxies previously given by the undersigned.

Date: ___________, 2009

Signature

Signature (if held jointly)

IMPORTANT:  Please date this proxy and sign exactly as your name appears hereon.  Executors, administrators, trustees, guardians and officers signing in a representative capacity should give full title.  If Orthofix shares are held in more than one capacity, this proxy will be deemed to vote all Orthofix shares held in all capacities.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Proxy
ORTHOFIX INTERNATIONAL N.V.

Proxy Card for Special General Meeting of Shareholders of Orthofix International N.V.
Scheduled for April •, 2009

The Board of Directors unanimously recommends that you vote “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1, “AGAINST REMOVAL” on Proposal 2, and cast a “WITHHOLD VOTE” with respect to each Ramius Nominee named in Proposal 3. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made with respect to any proposal specified herein, this Proxy will be voted in accordance with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote “AGAINST REMOVAL” with respect to all Orthofix directors named in Proposal 1.

1.	To remove, without cause, four of Orthofix International N.V. incumbent directors, James F. Gero, Peter J. Hewett, Thomas J. Kester and Walter P. von Wartburg.
Please note that a vote AGAINST REMOVAL is required to support the retention of the named Orthofix International N.V. director.

	AGAINST REMOVAL	FOR REMOVAL	ABSTAIN
James F. Gero	☐	☐	☐
Peter J. Hewett	☐	☐	☐
Thomas J. Kester	☐	☐	☐
Walter P. von Wartburg	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST REMOVAL” on Proposal 2.

2.	To remove, without cause, any director appointed by the Board of Directors of Orthofix International N.V. from December 10, 2008 through and including the date of the Special General Meeting

☐	AGAINST REMOVAL	☐	FOR REMOVAL	☐	ABSTAIN

The Board of Directors recommends that you cast a “WITHHOLD VOTE” with respect to each of the Ramius Nominees named in Proposal 3.

3.
To elect, to the extent that shareholders vote to remove incumbent directors pursuant to Proposal 1 above, J. Michael Egan, Peter A. Feld, Steven J. Lee and Charles T. Orsatti to the board; provided, however, to the extent shareholders approve the removal of some, but not all, of the incumbent directors listed in Proposal 1, the nominees listed below shall be elected to the Board in the following order: (i) the nominee receiving the highest number of votes “FOR ELECTION” from shareholders; (ii) the nominee receiving the second highest number of votes “FOR ELECTION” from shareholders; and (iii) the nominee receiving the third highest number of votes “FOR ELECTION” from shareholders.

	WITHHOLD VOTE	FOR ELECTION
J. Michael Egan	☐	☐
Peter A. Feld	☐	☐
Steven J. Lee	☐	☐
Charles T. Orsatti	☐	☐

If any other matters properly come before the meeting, the persons named in this Proxy will vote the shares represented by this Proxy in their discretion.